Exhibit No. 23(b)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2012, relating to the consolidated financial statements and consolidated financial statement schedule of Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc., appearing in the Annual Report on Form 10-K of Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc. for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina

February 29, 2012